Filed pursuant to Rule 433

April 11, 2022

Relating to Preliminary Prospectus

Supplement dated April 11, 2022 to

Registration Statement No. 333-237299

REPUBLIC OF SOUTH AFRICA

U.S.$1,400,000,000 5.875% Notes due 2032 (the “2032 Notes”)
U.S.$1,600,000,000 7.300% Notes due 2052 (the “2052 Notes”)

Pricing Term Sheet

Issuer:	Republic of South Africa
Securities:	2032 Notes: U.S.$1,400,000,000 5.875% Notes due 2032 2052 Notes: U.S.$1,600,000,000 7.300% Notes due 2052
Principal Amount:	2032 Notes: U.S.$1,400,000,000 2052 Notes: U.S.$1,600,000,000
Maturity Date:	2032 Notes: April 20, 2032 2052 Notes: April 20, 2052
Coupon:	2032 Notes: 5.875% per annum (payable semi-annually in arrear) 2052 Notes: 7.300% per annum (payable semi-annually in arrears)
Ranking:	Senior unsecured
Settlement Date:*	April 20, 2022 (T+5)
Offering Format:	SEC-registered
Interest Payment Dates:	April 20 and October 20 in each year, beginning October 20, 2022
Benchmark Treasury:	2032 Notes: UST 1.875% due February 15, 2032 2052 Notes: UST 1.875% due November 15, 2051
Benchmark Treasury Yield:	2032 Notes: 2.784% 2052 Notes: 2.826%
Re-offer Spread over Benchmark Treasury:	2032 Notes: +309.1 bps 2052 Notes: +447.4 bps
Re-offer Yield:	2032 Notes: 5.875% 2052 Notes: 7.300%
Re-offer Price:	2032 Notes: 100% 2052 Notes: 100%
Optional Redemption:	None
Day Count:	30/360
Expected Listing:	Luxembourg Stock Exchange
Minimum Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
1

CUSIP:	2032 Notes: 836205 BC7 2052 Notes: 836205 BE3
ISIN:	2032 Notes: US836205BC70 2052 Notes: US836205BE37
Common Code:	2032 Notes: 245396619 2052 Notes: 245396678
Governing Law:	State of New York
Joint Bookrunners:	Absa Bank Limited Deutsche Bank AG, London Branch HSBC Bank plc Nedbank Limited Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch)
B&D:	HSBC Bank plc
Expected Security Ratings:**	Ba2 (Moody’s) / BB- (S&P) / BB- (Fitch)

*We expect that delivery of the Notes will be made to investors on or about April 20, 2022, which will be the fifth business day, as observed in the United Kingdom and the European Union, following the date of this pricing term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this pricing term sheet or the next succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this pricing term sheet or the next succeeding business days should consult their own adviser.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Absa Bank Limited at +27 11 895 6555, Deutsche Bank AG, London Branch at +44 (0)20 7547 7896, HSBC Bank plc at +1-866-811-8049, Nedbank Limited at +27 (0)11 294 4481 or Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) at +44 (0)207 939 1730.

In connection with Section 309B of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

MiFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of the manufacturer's product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook and professional clients only, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal)

2

Act 2018; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

3